Exhibit 10.2

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made on this 22nd day of September, 2017 (the “Effective Date”), by and between TapImmune Inc., a Nevada corporation (the “Company”), and Glynn Wilson, an individual (the “Executive”), and amends that certain Employment Agreement between the Company and the Executive, dated November 12, 2015, as amended by Amendment No. 1, dated July 18, 2016 (the “Employment Agreement”).

WHEREAS, the Company and the Executive entered into the Employment Agreement on November 12, 2015, which agreement was amended by Amendment No. 1, dated July 18, 2016; and

WHEREAS, the Company desires to appoint a new President and Chief Executive Officer of the Company and continue to retain the Executive as the Company’s Strategic Advisor, and the Company and the Executive desire to amend the Executive’s Employment Agreement, as provided herein.

NOW WITNESSETH:

The Executive and the Company for themselves, their heirs, successors and assigns, in consideration of their mutual promises contained herein, intending to be legally bound, hereby agree that the Employment Agreement is hereby amended as follows:

1.           Section 1 of the Employment Agreement is hereby amended to read as follows in its entirety:

EMPLOYMENT. The Company will employ the Executive as the Strategic Advisor of the Company, and the Executive agrees to continue to serve in such capacity and provide his services to the Company on the terms and conditions set forth in this Agreement. Upon execution of this Amendment, the Executive hereby resigns as the Company’s President and Chief Executive Officer.

2.           Section 2 of the Employment Agreement is hereby amended by replacing the first paragraph thereof with the following:

POSITION AND DUTIES. On and after the date of Amendment No. 2 to this Agreement, the Executive will serve as the Strategic Advisor of the Company. The Executive agrees that during the Term (as defined below) he shall dedicate his full business time, attention and energies, consistent with historical past practices, to performing his duties to the Company, as prescribed by the Board of Directors (the “Board”). The Executive will manage the business affairs of the Company and perform the duties typically assigned to the strategic advisor of a similarly situated company in the Company’s industry. The Executive shall also perform such other reasonable duties as may hereafter be assigned to him by the Board, consistent with his abilities and position as the Strategic Advisor, and providing such further services to the Company as may reasonably be requested of him. The Executive will report to the Board of the Company, and carry out the decisions and otherwise abide by and enforce the rules and policies of the Company.

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3.           Section 3 of the Employment Agreement is hereby amended by adding the following new sentence immediately prior to the last sentence therein:

Pursuant to Amendment No. 2 to this Agreement, the Term of this Agreement is extended until December 31, 2018 and the Agreement shall terminate on that date absent a written agreement by the parties otherwise.

4.           Section 4(a) of the Employment Agreement is hereby amended by replacing the first sentence thereof with the following:

The Executive’s annual rate of base salary shall be two hundred five thousand dollars ($205,000) per year, which shall be paid by the Company to the Executive monthly in accordance with the Company’s customary payroll practices, subject to customary withholdings as required by applicable law.

5.           Section 4(b) of the Employment Agreement is hereby amended by replacing the first paragraph thereof with the following:

(b)         Annual Incentive Compensation. During the Term, the Executive shall be eligible for an annual performance bonus of up to fifty percent (50%) of the Executive’s annual base salary, based on goals and other conditions as the Board, in its sole discretion, shall determine on an annual basis (the “Annual Performance Bonus”). For the year ending December 31, 2017, the Executive’s annual base salary used to calculate the Annual Performance Bonus shall be determined by pro-rating the adjustment made to his base salary pursuant to Amendment No. 2 to this Agreement. The Annual Performance Bonus will be payable in the form of cash, shares of the Company’s common stock or stock options, at the Board’s discretion, in any case to be paid or delivered as soon as practicable after the end of the year in which they are earned and in any event not less than sixty (60) days after the end of such year. The Executive shall be eligible to receive an Annual Performance Bonus for the year ending December 31, 2018 if the goals and conditions established by the Board have been satisfied, the Executive’s employment with the Company ends at the conclusion of the Term on December 31, 2018, and the Executive has not breached any of the covenants described in Sections 5, 6 and 7 of this Agreement.

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6.          The following new paragraph is added to Section 4(c) of the Employment Agreement:

Pursuant to Amendment No. 2 to this Agreement, upon the execution of such amendment, the Executive will be granted an equity award under the Company’s 2014 Omnibus Stock Ownership Plan (the “Omnibus Plan”) of 100,000 shares of restricted common stock, all of which shall be immediately vested. In addition, upon the first anniversary of the execution of Amendment No. 2 to this Agreement, the Executive shall be eligible to receive an additional grant of restricted common stock under the Omnibus Plan equal to three hundred thousand dollars ($300,000), determined based upon the closing price of the Company stock on the day before the first anniversary of the execution of Amendment No. 2 to this Agreement, provided that all of the following requirements are satisfied: (1) the Executive has been continuously employed by the Company from the date of Amendment No. 2 to this Agreement to such first anniversary; and (2) there are sufficient shares available for grant under the terms of the Omnibus Plan. If the first condition is satisfied but there are not sufficient shares available under the terms of the Omnibus Plan to grant an amount of shares equal to three hundred thousand dollars ($300,000), the Executive shall receive a grant of the maximum amount of shares available under the Omnibus Plan at such time. The remaining amount that was not granted shall be granted as soon as such shares are available under the Omnibus Plan and shall be determined based upon the closing price of the Company stock on the day before the grant is made. The required withholding of taxes shall be made from such shares as permitted under the Omnibus Plan.

7.          Section 8(e) of the Employment Agreement is hereby amended to read as follows in its entirety:

(e)          Definition of “Good Reason.” For the purposes of this Agreement, “Good Reason” shall mean without the prior written consent of the Executive:

(1)	A reduction by the Company of the Executive’s annual base salary from the amount specified in Section 4, provided that, the reduction in the Executive’s base salary pursuant to Amendment No. 2 to this Agreement shall not constitute Good Reason and further provided that, such a reduction shall not be considered “Good Reason” if the reduction results from a determination by the Board in good faith that the Company is unable to continue to pay the level of executive compensation due to the Executive and similarly situated executives, whether as a result of the Company’s failure to obtain equity funding as needed to sustain its operations, or otherwise;

(2)	A demotion or other material dimunition by the Company in the Executive's authority, duties or responsibilities from those specified in Section 2; provided that, the Executive’s transition to the role of Strategic Advisor pursuant to Amendment No. 2 to this Agreement shall not constitute Good Reason; or

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(3)	Any other material breach of this Agreement by the Company.

8.           Section 10(c) of the Employment Agreement is hereby amended to read as follows in its entirety:

(c)          For purposes of this Agreement, the term “Change in Control” shall mean a transaction or series of transactions which constitutes a sale of control of the Company, a change in effective control of the Company, or a sale of all or substantially all of the assets of the Company, or a transaction which qualifies as a “change in ownership” or “change in effective control” of the Company or a “change in ownership of substantially all of the assets” of the Company under the standards set forth in Treasury Regulation section 1.409A-3(i)(5); provided that, that an increase in the percentage of ownership of the common stock of the Company above fifty percent (50%) by an existing shareholder at the time of Amendment No. 2 to this Agreement shall not constitute a Change in Control.

9.           Except as expressly amended by this Amendment No. 2, the Employment Agreement shall continue and remain in full force and effect.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above, to be effective on the Effective Date, for the purposes herein contained.

COMPANY – TapImmune Inc.		EXECUTIVE

By:	/s/ Michael Loiacono,	/s/ Glynn Wilson
Name: Michael Loiacono,		Name: Glynn Wilson
Title: Chief Financial Officer

[Signature Page to Amendment to Employment Agreement]